Exhibit 99.2
NYMAGIC, INC.
Moderator: George Trumbull
March 07, 2006
9:00 am ET

Operator:	I would like to welcome everyone to the NYMAGIC Inc. 2005-year end earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

Any forward-looking statements concerning the company’s operations, economic performance and financial position contained herein including statements related to the outlook of the company’s performance in 2006 and beyond are made under the Safe Harbor Provisions of the Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company.

Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but not are limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield, estimation of loss reserves and loss reserve development, net loss retention and the effect of contribution, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company’s filings with the Securities and Exchange Commission.

These risks could cause financial results of the 2006 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

Thank you.

George Trumbull, Chairman, you may begin.

George Trumbull:	Thank you Lisa. And good morning everyone on a bright sunny day, at least in New York City.

With me here this morning are George Kallop, our President and Chief Executive Officer and Tom Iacopelli, our Chief Financial Officer. William “Skip” Shaw, the Vice Chairman, and the person who oversees all our investments, is on the phone and will be available for questions as well.

With that, I’m going to turn it over to George Kallop for some introductory remarks and then we’ll be happy to take whatever questions you might have.

George.

George Kallop:	Thank you George. Good morning everyone.

This morning I’d like to make some brief comments on the fourth quarter and full year results, and then as George Trumbull has just said, we will be happy to take questions you may have.

In summary, the company had an excellent fourth quarter. Net earnings for the fourth quarter of 2005 totaled $6.7 million or 74 cents per share compared with $6 million or 61 cents per share for the fourth quarter of 2004. This was a 21% increase in earnings per share from the prior year.

The company’s combined ratio for the fourth quarter of 2005 was 96.6% compared with 100.3% for the prior year. This was also a significant improvement. The loss ratio was 57.1%, down slightly from 57.3% for 2004. And, the expense ratio was 39.5%, down significantly from 43% for 2004.

Gross premiums written during the fourth quarter of 2005 totaled $49.9 million. This level of writings was very good in absolute terms but was down 9% from 2004. The year-to-year comparison was impacted by the fact that we wrote $8 million in excess workers compensation in December of 2004 on a 16-month term.

Net premiums written during the fourth quarter totaled $37 million, down 2% from 2004. This year-to-year comparison was also impacted by the fact that we wrote $4 million of the excess workers compensation on a net basis during the same period of 2004.

Net premiums earned totaled $39 million during the fourth quarter, an increase of 19% from 2004. This was certainly a very good result in both absolute and comparative terms.

On the investment front net investment income totaled $10.8 million for the quarter. This was down 1% from 2004, but it was an excellent result in absolute terms. Investment results in both 2004 and 2005 were quite good, and this performance reinforces our confidence in Mariner, the company’s investment manager.

In summary I think it is fair to say that the fourth quarter of 2005 was an excellent one for NYMAGIC.

As we look back at 2005 as a whole I think it is best characterized as a good year given that we, like many others, had to sustain substantial losses from hurricanes Katrina and Rita.

Net earnings for the full year 2005 totaled $9.7 million or $1.09 per share as compared with $14.6 million or $1.48 per share for 2004. This was a significant decrease but the company did achieve a significant profit in spite of the hurricanes.

The company’s combined ratio for 2005 was 111.5% compared with 98.8% for 2004. However, 15.4% of this increase was due to hurricanes Katrina and Rita.

Gross premiums written during 2005 totaled $200.4 million, an increase of 9% over 2004. As I mentioned earlier, we wrote $8 million in excess workers compensation in December of 2004 on a 16-month term. As a result, the year-to-year comparison was made more challenging but we achieved a substantial increase anyway.

Net premiums written during 2005 totaled $133.9 million, down 2% from 2004. Net premiums written were reduced by reinsurance reinstatement premiums of $14.8 million that arose from hurricanes Katrina and Rita. In addition we wrote $4 million of the excess workers compensation business on a net basis during December of 2004.

Net premiums earned totaled $134.6 million during 2005, an increase of 16% from 2004. This increase was achieved in spite of the $14.8 million of reinstatement premiums that we incurred as a result of Katrina and Rita. I think it is a very fine result in both absolute and comparative terms under the circumstances.

On the investment side of the house net investment income totaled $36.1 million for 2005, an increase of 52% over 2004. We are very pleased with this result. I think it reflects the wisdom of our investment strategy as well as the professionalism of our investment team.

From a cash flow perspective the company ended the year with $666.4 million in cash, investments, and net receivables for securities sold. This was an increase of $30.5 million from year-end 2004 and was achieved after funding a $27.1 million stock repurchase in January of 2005.

Overall I think the company had a good 2005. We achieved a significant profit, and our underwriting business fared quite well. Our reinsurance program insulated the company from the major portion of hurricane losses that were incurred, and investment results were quite strong.

With that said we would be happy to answer any questions you may have.

Operator:	At this time I would like to remind everyone if you would like to ask a question please press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Please hold for your first question.

Your first question comes from Ron Bobman with Capital Returns.

Ron Bobman:	Morning. I guess there isn’t a long line of questions yet.

George Kallop:	Good morning Ron.

Ron Bobman:	Congrats on good results again. Nice job.

George Kallop:	Thank you.

Ron Bobman:	I had a couple different questions in a couple different areas. But just to start out, what was the workers comp gross or net writings in the most recent quarter?

Tom Iacopelli:	In terms of workers comp premium we had about $200,000 of gross premium in the quarter compared with $8.5 million for the fourth quarter of 2004. The year to date numbers are about $14.5 million for 2004 full year, versus $6.3 million full year 2005.

Ron Bobman:	And those are gross numbers?

Tom Iacopelli:	That’s correct. Those are gross premiums written.

Ron Bobman:	Okay, $14 million gross written premium in 2004 and $6.3 in 2005.

Tom Iacopelli:	Correct.

Ron Bobman:	Okay. Then for all those periods that was a sort of 50-50 participation for net to gross?

Tom Iacopelli:	Yes.

Ron Bobman:	Has that recently changed, and could you give us an update on any changes to the program for calendar 2006?

George Kallop:	We are expecting some changes in the program. We’ve added a new program manager. What I’d like to do is leave it to say that we are optimistic about our prospects in the workers comp area, but I think it remains to be seen exactly what the premiums will be.

Ron Bobman:	My understanding is that you were going to a 30% participation of a much larger traunch with CRM. Is that right for 2006?

George Kallop:	That is generally correct.

Ron Bobman:	Okay. Was there any favorable or unfavorable development in the workers comp book in the last quarter?

Tom Iacopelli:	Pretty much we’re reserving it consistently the way we have from day one. So far we have not experienced any paid losses or reported losses. It’s all IBNR.

Ron Bobman:	If you were to strip out that 16-month, I don’t know what you call it, policy period, or what have you, on the $4 million net and you, so to speak, normalized it, what would that program’s quarter over quarter fourth quarter

2005, fourth quarter 2004 comparison look like? Would it be flat? Still down? Up?

George Kallop:	I’m not sure I understand the question.

Tom Iacopelli:	I think if you look at it on a year to date basis, Ron, we’re down about $8.3 million in workers comp on an annual basis. And this one policy represents...

George Kallop:	It’s the entire difference.

Ron Bobman:	I see. Let me move on.

How about your reinsurance program? I’m sorry I forget when that renews. Could you give me your update on that?

George Kallop:	The company has quite a number of reinsurance programs. Are you referring to what we call the marine mainframe program, which covers most of our Ocean Marine business that has renewed as of year-end? Is that the nature of your question?

Ron Bobman:	You got it.

George Kallop:	Essentially, the program was renewed at the end of the year for risks attaching in 2006. I think the best way to summarize what happened is we moved the retention from $3 million to $5 million per risk and $6 million per occurrence so we increased the retention. We excluded Gulf of Mexico energy and we ended up with a small increase in rate. So overall, I think we did quite well under the circumstances.

Ron Bobman:	What are the implications of the Gulf of Mexico energy business?

George Kallop:	I think there are two comments to make about Gulf of Mexico energy, one of which is we spent a lot of time addressing this topic in the fourth quarter of last year, and concluded that our approach is going to be to write energy on quite a selective basis in the Gulf of Mexico, to continue to write elsewhere, and we have been working on developing a quota share, a separate quota share, reinsurance program that will apply to the Gulf of Mexico energy that we are going to write going forward.

Ron Bobman:	So I guess you’re being very selective now in the interim prior to getting some sort of quota share set up.

George Kallop:	Remember, first of all, last year’s reinsurance program covered all risks attaching through the end of the year, and we have been quite selective on what we’ve written since then.

Ron Bobman:	No, I mean, in the first quarter, business that came up for renewal on 1/1/06 and anything coming due conceivably coming to market now. I assume you would have preferred to have that class of business included in the marine mainframe program again, but it was at a price uneconomical?

George Kallop:	We thought it was quite expensive to include it within the marine mainframe. We thought that, quite frankly, there’s plenty of literature out there that says we are in a period of increased frequency and severity in the hurricane area, and we adopted an approach that we thought was economically best for us to be more selective about what we write, and to protect ourselves with a separate program. It was addressed to the way we’re going to write energy business going forward.

George Trumbull:	This is George Trumbull. I’d just add that the Gulf of Mexico energy business was a small part of our book of business, and we didn’t want that to drive the reinsurance program or the reinsurance rates we had to pay on our primary profit driver, which is marine liability business.

Ron Bobman:	You gave us the mix last quarter on this call and the Liability was like 40% of the mix, energy was 16%, hull 16%, cargo 25%.

George Trumbull:	Right.

Ron Bobman:	Would you fathom a guess as to what those premium numbers might be for 2006 for those four sub-segments of the marine book?

George Kallop:	I think the right answer is we don’t like to forecast premium volume. What I can tell you is if you look at the 2005 actuals, marine liabs is still 40% of the total, energy was 15%, hull was about 15%, cargo was about 20%; so that’s the bulk of the ocean marine segment. The other important thing to remember about the energy segment is that roughly two-thirds of that was in the past Gulf of Mexico energy and roughly one-third was energy elsewhere, and we’re continuing to write energy elsewhere. Our approach to the Gulf of Mexico as I’ve already described, is being covered by a separate program and being written selectively.

Ron Bobman:	The Ocean Marine line was $80 million through the nine months. What did it finish out the year?

George Kallop:	A little over $105 million.

George Trumbull:	One hundred and five.

Ron Bobman:	One hundred and five? Presumably it will be up this year? As a book of business overall, how much growth might it see?

George Kallop:	Well, again, it’s difficult to predict. Remember, as we’ve also talked about before, we have been continuing to cull the hull book. So within the aggregate ocean marine, you’ve got factors going this way and that way. We continue to cull the hull book. We’ve seen some increases in the cargo side. I think it remains to be seen how much energy we’re going to write the way we want to write it, and the marine liabs has been relatively flat. We may see some up-trend. We’re not sure, quite frankly, just yet.

Ron Bobman:	It’s pretty interesting. I mean there are some people who are jumping in, whatever, feet first, head first, in the wake of all this talk about these, 200%, 300%, 400% rate increases and you’re the second that comes to mind, Platinum also mentioned, at least in the reinsurance side, a problem with limiting BI exposure on the Gulf business.

George Trumbull:	We wish them well; we hope they don’t hit a rock when they dive in.

Ron Bobman:	I hear you.

George Kallop:	Ron, I think one other factor that I’ll just volunteer, is that as we look through our entire book of business, we view the energy segment, the Gulf of Mexico segment, with hurricane exposure, as bringing more volatility or more potential volatility to our income statement and, quite frankly, we adopted I suppose a more conservative tack, which is to be selective about what we write and, hopefully, contain that volatility which we think is in the long-term best interest of our company.

Ron Bobman:	So how much premium was that last year, the Gulf of Mexico energy rig business?

George Kallop:	The energy business in total was a little south of $16.

Ron Bobman:	That’s globally.

George Kallop:	That’s everything.

Ron Bobman:	So should I assume it was two-thirds Gulf and one-third around the rest of the world?

George Kallop:	That’s a rough number, yes.

George Trumbull:	Rough.

Ron Bobman:	Thanks a lot and I’ll circle back.

George Kallop:	Okay, Ron. Thanks.

Operator:	Once again, if you would like to ask a question, please press star, then the number 1 on your telephone keypad.

Your next question comes from Mark Dwelle with Ferris Baker Watts.

Mark Dwelle:	Good morning.

George Kallop:	Good morning, Mark.

Mark Dwelle:	A few of my questions were covered. But, one thing I wanted to talk about is the other liability lines.

George Kallop:	Yes.

Mark Dwelle:	I know that’s kind of an eclectic bag of business. But, if you were to generalize, is pricing stable in what you’re writing, or are you still finding the areas where you can get relatively attractive rates and at higher than expiring?

George Kallop:	I think the best way to characterize this is that the rates are fairly stable and the way we’re able to achieve growth is looking for new segments to enter and just basically to write more business as opposed to achieve rate increases.

Mark Dwelle:	In thinking about your book of business on a total basis, where would you see the overall best opportunity for growth on an overall basis? Would that be in the other liability lines or do you think, because of price and these other factors that you described, would the marine be the more attractive overall grower?

George Kallop:	I think the best way to address this is as follows. The ocean marine business is a business the company has been in a long time. Within the ocean marine sector, we write the business we like and we don’t write the business we don’t want to write.

While there may be some rate increases, I think that remains to be seen, but we view the ocean marine segment as a modest growth segment for us. It’s mature; we’ve penetrated the areas we want.

We see greater growth opportunities in the inland marine fire, which is mainly in the property category and in the other liability where we continue to work on new lines of business and we have achieved substantial increases in the other liability segment in the last couple of years.

So I would say that other liability would be the major growth opportunity, inland marine fire another significant growth opportunity, and ocean marine modest growth over time.

Mark Dwelle:	Changing gears to a different area, and not talked about yet, on the investment portfolio, to the extent that you’re generating new cash flows, and it appears that you are, where are those being devoted? On an even allocation, or is it more going into the hedge portfolio or how shall I think about that?

William Shaw:	For the moment, we’re focusing on keeping it relatively short-term and very high quality investments.

Mark Dwelle:	Okay.

George Kallop:	We have said in the past, by the way, that our focus is to keep our hedge funds as 20%-25% of total investments which is currently where they are.

Mark Dwelle:	I think that’s all I have. Thanks.

George Kallop:	Okay. Thanks, Mark.

Operator:	You have a follow-up from Ron Bobman with Capital Returns.

Ron Bobman:	We need some more clamoring to the investor relations effort I think. So capital, and excess capital, what are your thoughts about paying, I don’t even know if you pay a dividend — but paying a dividend or paying a greater dividend, I guess you do pay a dividend — paying a greater dividend, a special dividend, buying more stock back, because obviously you’re writing a far cry from any material leverage off of your capital base?

George Kallop:	I think it’s fair to say we continue to focus on capital planning and we have been considering a number of ideas, but have not yet decided on a course of action. So I don’t have a direct answer for you except to say that we are cognizant that it is an issue for this company and we are considering ways to address it but haven’t really reached any conclusion.

Ron Bobman:	And when is the next board meeting?

George Kallop:	We expect that will be May.

Ron Bobman:	Okay. So that’s conceivably that the next date it gets revisited?

George Kallop:	Well, I think that depends on circumstances. Again, I’m always reluctant to forecast the future.

Ron Bobman:	Okay. Thanks a lot to those comments.

George Kallop:	Thanks, Ron.

Operator:	At this time, there are no further questions.

George Trumbull:	This is George Trumbull again. Thanks to everybody for participating and calling in, we appreciate the number of people who did call in and your support, and we’ll look forward to talking to you when we have our first quarter in the bag. Again, thanks again and we’ll talk to you in a couple of months.

Operator:	This concludes today’s NYMAGIC, INC. 2005 Year-End Earnings conference call. You may now disconnect.
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